As filed with the Securities and Exchange Commission on May 10, 2018

Securities Act File No. 333-223061

Investment Company Act File No. 811-21831

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

☒  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☒  Post-Effective Amendment No. 1

and

☒  REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒  Amendment No. 30

Alternative Investment Partners Absolute Return Fund STS

(Exact Name of Registrant as Specified in Charter)

100 Front Street, Suite 400

West Conshohocken, Pennsylvania 19428-2881

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (610) 260-7600

Kara Fricke, Esq.
Morgan Stanley Investment Management Inc.
522 Fifth Avenue
New York, NY 10036

(Name and Address of Agent for Service)

Copies of communications to:

Richard Horowitz, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036

Approximate date of proposed public offering:

As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-223061) of Alternative Investment Partners Absolute Return Fund STS (as amended the “Registration Statement”) is being filed pursuant to Rule 462(d) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding an exhibit to such Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C of the Registration Statement as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note, and Item 25(2) of Part C of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) promulgated under the Securities Act, this Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C - OTHER INFORMATION

ITEM 25.	FINANCIAL STATEMENTS AND EXHIBITS

(2)	Exhibits:

(a)(1)	Certificate of Trust.(1)
(a)(2)	Agreement and Declaration of Trust.(1)
(b)	Amended and Restated By-Laws, dated December 8, 2015.(9)
(c)	Not Applicable.
(d)	Not Applicable.
(e)	Not Applicable.
(f)	Not Applicable.
(g)	Not Applicable.
(h)(1)	Form of Distribution Agreement.(2)
(h)(2)	First Amendment to Distribution Agreement.(6)
(h)(3)	Selected Dealer Agreement.(2)
(i)	Not Applicable.

(j)	Custodian Agreement.(3)
(k)(1)	Expense Assumption Agreement for Offshore Fund.(4)
(k)(2)	Amended and Restated Transfer Agency Agreement.(7)
(l)	Opinion and Consent of Dechert LLP.(10)
(m)	Not Applicable.
(n)(1)	Opinion and Consent of Dechert LLP on tax matters.(11)
(n)(2)	Consent of Independent Registered Public Accounting Firm.(10)
(o)	Not Applicable.
(p)	Not Applicable.
(q)	Not Applicable.
(r)(1)	Code of Ethics of the Fund.(3)
(r)(2)	Code of Ethics of the Investment Adviser.(5)
(s)	Powers of Attorney.(8)
_____________________
(1)	Previously filed as an exhibit to the Registrant’s Registration Statement on Form N-2, filed with the Securities and Exchange Commission on November 8, 2005.
(2)	Previously filed as an exhibit to Pre-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form N-2, filed with the Securities and Exchange Commission on July 13, 2006.
(3)	Previously filed as an exhibit to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2, filed with the Securities and Exchange Commission on June 29, 2006.
(4)	Previously filed as an exhibit to Post-Effective Amendment No. 8 to the Registrant’s Registration Statement on Form N-2, filed with the Securities and Exchange Commission on April 28, 2008.
(5)	Previously filed as an exhibit to the Registrant’s Registration Statement on Form N-2, filed with the Securities and Exchange Commission on February 21, 2007.
(6)	Previously filed as an exhibit to Post-Effective Amendment No. 18 to the Registrant’s Registration Statement on Form N-2, filed with the Securities and Exchange Commission on April 29, 2013.
(7)	Previously filed as an exhibit to Post-Effective Amendment No. 11 to the Registration Statement on Form N-2 of AIP Long/Short Fund P, filed with the Securities and Exchange Commission on February 28, 2014.
C-1

(8)	Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 of AIP Multi-Strategy Fund A, filed with the Securities and Exchange Commission on April 26, 2018.
(9)	Previously filed as an exhibit to Post-Effective Amendment No. 24 to the Registration Statement on Form N-2, filed with the Securities and Exchange Commission on April 29, 2016.
(10)	Previously filed as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed with the Securities and Exchange Commission on April 26, 2018.
(11)	Filed herewith.

C-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf, and in its capacity as managing member of AIP Absolute Return Fund LDC (the “Offshore Fund”) on behalf of the Offshore Fund, by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 10th day of May, 2018.

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND STS

           /s/ John H. Gernon

By:      John H. Gernon

Title:    President and Principal Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
(1) Principal Executive Officer	President and Principal Executive Officer

By: /s/ John H. Gernon John H. Gernon		May 10, 2018

(2) Principal Financial Officer and Principal Accounting Officer	Treasurer and Chief Financial Officer

By: /s/ Noel Langlois Noel Langlois		May 10, 2018

(3) Majority of the Trustees

Independent Trustees

Frank L. Bowman

Kathleen A. Dennis

Nancy C. Everett

Jakki L. Haussler

Dr. Manuel H. Johnson

Joseph J. Kearns

Michael F. Klein

Patricia Maleski

Michael E. Nugent

W. Allen Reed

Fergus Reid

By: /s/ Carl Frischling Carl Frischling Attorney-In-Fact for the Independent Trustees		May 10, 2018
C-3

SIGNATURES

Alternative Investment Partners Absolute Return Fund has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 10th day of May, 2018.

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND

           /s/ John H. Gernon

By:      John H. Gernon

Title:    President and Principal Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
(1) Principal Executive Officer	President and Principal Executive Officer

By: /s/ John H. Gernon John H. Gernon		May 10, 2018

(2) Principal Financial Officer and Principal Accounting Officer	Treasurer and Chief Financial Officer

By: /s/ Noel Langlois Noel Langlois		May 10, 2018

(3) Majority of the Trustees

Independent Trustees

Frank L. Bowman

Kathleen A. Dennis

Nancy C. Everett

Jakki L. Haussler

Dr. Manuel H. Johnson

Joseph J. Kearns

Michael F. Klein

Patricia Maleski

Michael E. Nugent

W. Allen Reed

Fergus Reid

By: /s/ Carl Frischling Carl Frischling Attorney-In-Fact for the Independent Trustees		May 10, 2018

C-4

EXHIBIT INDEX

(n)(1) Opinion and Consent of Dechert LLP on tax matters.

C-5